Therapeutic Solutions International Announces Launching of Phase III Clinical Trial for Treating COVID-19 Lung Damage Using its JadiCell™ Universal Donor Stem Cell Drug

Landmark Study Aimed to Support FDA Registration of First Cell Therapy with Dual Anti-inflammatory and Lung Healing Mechanism of Action

May 02, 2022 09:00 AM Eastern Daylight Time

OCEANSIDE, Calif.--(BUSINESS WIRE)--Therapeutic Solutions International announced today the launching of a double-blind, randomized, placebo controlled, multi-center, multi-nation, clinical trial of 128 patients with COVID-19 associated lung failure.

The study will be comprised of two groups, JadiCell™ treatment group and control group. The primary endpoint of the study is comparing the proportion of patients alive and free of respiratory failure at Day 60 after treatment with JadiCells as compared to placebo.

The Company has licensed the issued patent covering composition of matter for JadiCell and FDA Right of Reference[1],[2], has identified and filed patents on novel mechanisms of action of JadiCell related to lung preservation and regeneration[3],[4],[5], and acquired the FDA cleared IND and associated data package, which was the basis for Phase III clearance[6], and has contracted Biorasi, a global, full-service CRO, to launch and run the clinical trial.

"Cell therapy is one of the most promising and demanding forms of medical intervention," said Chris O'Brien, CEO of Biorasi. "In contrast to traditional medicines, products such as JadiCell are living therapeutics, which require a very detail-oriented approach to their administration as well as patient follow-up. We are honored to partner with TSOI for this landmark clinical trial."

In previous studies the Company has demonstrated the superior activity of JadiCell to other types of stem cells including bone marrow, adipose, cord blood, and placenta. Furthermore, the JadiCell was shown to be 100% effective in saving the lives of COVID-19 patients under the age of 85 in a double-blind, randomized, placebo controlled clinical trial with patients in the ICU on a ventilator. In patients over the age of 85 the survival rate was 91%[7].

“The launch of this clinical trial is a historical step for Therapeutic Solutions International, but also to patients with degenerative lung diseases in general,” said Dr. James Veltmeyer, Principal Investigator of the Clinical Trial and Chief Medical Officer of TSOI. “Given the extremely positive effects that we have seen in the previously published double blind clinical trial, as well as our own Right to Try case reports, I am extremely enthusiastic to begin this last step before obtaining marketing approval by the FDA.”

“Having worked with the JadiCell for several years now, I can state with full confidence that this is by far the most potent stem cell that we have seen to date,” stated Dr. Thomas Ichim, Board Member of the Company. “Given its unparalleled ability to stimulate angiogenesis, suppress lung inflammation, augment healing of scar tissue in the lung, and stimulate endogenous lung stem cells, I have high confidence in the rapid success of our clinical trial.”

“Having a second-to-none track record of rapid patient recruitment in advanced therapeutics across a variety of indications, we are enthusiastic to work with Biorasi initially to provide the basis for marketing approval for COVID-19 and subsequently to address other unmet medical needs in pulmonary medicine such as chronic obstructive pulmonary disease and idiopathic pulmonary fibrosis,” said Timothy Dixon, President, and CEO of the Company.

About Therapeutic Solutions International, Inc.
Therapeutic Solutions International is focused on immune modulation for the treatment of several specific diseases. The Company's corporate website is www.therapeuticsolutionsint.com.

About Biorasi
Biorasi is a customer-focused, full-service, contract research organization (CRO) that delivers fast and flexible solutions across global clinical trials to maximize speed-to-market for its sponsors. As the leader in neurology, nephrology, dermatology, and the rare and urgent disease market, Biorasi sets new benchmarks for speed, agility, and quality in patient enrollment, decentralized trials, and data transparency. Contact Biorasi at info@biorasi.com / (786) 388-0700.

1. Therapeutic Solutions International Signs Agreement for (globenewswire.com)
2. Therapeutic Solutions International Acquires Stem Cell Therapy That Successfully Completed FDA Double Blind Placebo Controlled Efficacy Study for Lung Disease (prnewswire.com)
3. Therapeutic Solutions International Identifies and Files Patent on Novel Mechanism of Action of Its FDA Phase III Cleared JadiCell™ Treatment of COVID-19 and Delta Variant | BioSpace
4. Patent Request Filed for JadiCells, Potential COPD Stem Cell Therapy (copdnewstoday.com)
5. Therapeutic Solutions Files Patent Application for Mechanism of Mesenchymal

Stem Cell Treatment | American Pharmaceutical Review - The Review of American Pharmaceutical Business & Technology

6. Therapeutic Solutions International Receives FDA Clearance to Initiate Phase III Pivotal Registration Trial for JadiCell™ Universal Donor COVID-19 Therapy (prnewswire.com)
7. Umbilical cord mesenchymal stem cells for COVID-19 acute respiratory distress syndrome: A double-blind, phase 1/2a, randomized controlled trial - Lanzoni - 2021 - STEM CELLS Translational Medicine - Wiley Online Library

Contacts

Timothy G. Dixon
ir@tsoimail.com